UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013

LKA Gold Incorporated
 (Exact name of Registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or organization)	000-17106 (Commission File Number)	91-1428250 (IRS Employer I.D. No.)

3724  47th Street Ct.  N.W.
Gig Harbor, Washington  98335
 (Address of principal executive offices)

(253) 514-6661
(Registrant’s telephone number)

N/A
(Former name and/or address if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

It has come to the attention of the Registrant’s management that certain errors exist in the quarterly report on Form 10-Q for the quarter ended June 30, 2013, filed with the SEC on August 14, 2013, and in the quarterly report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 19, 2013.  In consultation with the Registrant’s accounting and legal professionals, management has concluded that the errors are not material considering the correctness of the financial and other information set forth in the reports.  Accordingly, management has concluded not to amend the reports.  However, to the make the correct information available, this current report on Form 8-K has been filed.  The correct information is as follows:

•
On page 10 of the second quarter’s report, it states that gold ore shipments made during the quarter contained approximately 205 ounces.  Shipments for the quarter were actually approximately 236 ounces.

•
On page 11 of the second quarter’s report, it states that gold ore shipments made during the six month period ended June 30, 2013, contained approximately 462 ounces.  Shipments for the period were actually approximately 493 ounces.

•
On page 11 of the third quarter’s report, it states that gold ore shipments made during the nine month period ended September 30, 2013, contained approximately 461 ounces compared to 642 in the nine month period ended September 30, 2012.  Shipments were actually 786 ounces for the nine month period ended September 30, 2013, compared to 1,069 ounces for the nine month period ended September 30, 2012.

•
The second and third sentences in Note 3 to the financial statements in both quarterly reports state that the dry short tons of precious metals ore in the two shipments made during the second quarter were 105.4 tons and 99.4 tons.  The correct amounts are 109.6 tons and 109.5 tons respectively.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                LKA Gold Incorporated
Date:  December 12, 2013

                                                                By: /s/ Kye A. Abraham
                                                                      Kye A. Abraham, President